PRESS RELEASE
Clorox Reports Q3 Fiscal Year 2023 Results, Updates Outlook
OAKLAND, Calif., May 2, 2023 — The Clorox Company (NYSE: CLX) today reported results for the third quarter of fiscal year 2023, which ended March 31, 2023.
Third-Quarter Fiscal Year 2023 Summary
Following is a summary of key third-quarter results. All comparisons are with the third quarter of fiscal year 2022 unless otherwise stated.
•Net sales increased 6% to $1.91 billion compared to a 2% net sales increase in the year-ago quarter. The net sales increase was driven largely by favorable price mix, partially offset by lower volume. Organic sales1 were up 8%.
•Gross margin increased 590 basis points to 41.8% from 35.9% in the year-ago quarter, due to the benefits of pricing and cost savings initiatives, partially offset by unfavorable commodity costs, and higher manufacturing and logistics expenses.
•Diluted net earnings per share (diluted EPS) decreased 241% to a loss of $1.71 from $1.21 in the year-ago quarter. This decrease includes a noncash impairment charge of $445 million ($362 million after tax or $2.92) in the Vitamins, Minerals and Supplements business and continued investments in the company's long-term strategic digital capabilities and productivity enhancements (17 cents) as well as the implementation of the company's streamlined operating model (13 cents).
•Adjusted EPS1 increased 15% to $1.51 from $1.31 in the year-ago quarter, due in part to the net benefits of pricing and cost savings, partially offset by higher selling and administrative expenses, advertising investments and unfavorable commodity costs.
•Year-to-date net cash provided by operations was $728 million compared to $451 million in the year-ago period, representing a 61% increase.
“Our strong results this quarter reflect solid execution against our priorities to rebuild margin and drive top-line growth amid a challenging operating environment,” said CEO Linda Rendle. “We continue to take a broad set of actions to address persistent cost inflation, including pricing and cost savings efforts. At the same time, we remain committed to investing in our advantaged portfolio of leading brands, innovation pipeline, digital transformation and streamlined operating model to create a stronger, more resilient company. These strategic choices, supported by the superior value our brands offer consumers and the steps we've taken to further position our business for long-term, profitable growth, are working as planned and support our decision to raise our fiscal year 2023 outlook."

This press release includes certain non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more details.
1Organic sales growth / (decrease), adjusted EPS and segment pretax earnings increase / (decrease) excluding the noncash impairment charge are non-GAAP measures. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Strategic and Operational Highlights
The following are recent highlights of business and environmental, social and governance achievements:
•Delivered organic sales growth in all four segments, supported by improved service levels, including the highest case fill rates since the start of the pandemic.
•Achieved two consecutive quarters of gross margin expansion, supported by cost-justified pricing and decade-high cost savings.
•Reduced inventory for the fifth quarter in a row, contributing to the 61% growth in cash from operations fiscal year to date.
•Continued to implement the company's streamlined operating model, which is increasing efficiency and moving decision-making to those who are closer to consumers to better anticipate and meet their needs.
•Ranked No. 1 on Barron's 2023 100 Most Sustainable U.S. Companies list.
•Launched new product innovations through third-party partnerships in Burt's Bees and Glad that deliver improved sustainability benefits without sacrificing quality.
•Expanded industry leadership in product transparency by listing ingredients on all Clorox SmartLabel cleaning product pages.
Key Segment Results
The following is a summary of key third-quarter results by reportable segment. All comparisons are with the third quarter of fiscal year 2022, unless otherwise stated.
Health and Wellness (Cleaning; Professional Products; Vitamins, Minerals and Supplements)
•Net sales increased 7%, with 23 points of favorable price mix more than offsetting 16 points of lower volume.
◦Cleaning sales grew, supported by strong consumption across the majority of the business, partially offset by lapping COVID-19 impacts.
◦Professional Products sales increased, primarily driven by strong shipments of Pine-Sol supported by supply recovery.
◦Vitamins, Minerals and Supplements (VMS) sales decreased, primarily due to the business's decision to narrow its focus on core brands as well as distribution loss with a few retailers.
•Segment pretax earnings decreased 445%, primarily behind the noncash impairment charge in the VMS business, unfavorable commodity costs and advertising investments, partially offset by net sales growth primarily behind pricing as well as the benefit of cost savings. Excluding the noncash impairment charge, segment pretax earnings1 increased 70%.

Household (Bags and Wraps; Grilling; Cat Litter)
•Net sales increased 2%, with 14 points of favorable price mix offsetting 12 points of lower volume.
◦Bags and Wraps sales were up due to strong consumption supported by improved supply.
◦Grilling sales decreased mainly due to increased competitive activity and widened price gaps.
◦Cat Litter sales increased, driven primarily by continued strong consumption, innovation and lower trade promotions.
•Segment pretax earnings increased 8%, primarily due to higher net sales due to pricing and the benefit of cost savings, partially offset by advertising investments and unfavorable commodity costs.
Lifestyle (Food; Natural Personal Care; Water Filtration)
•Net sales increased 15% behind favorable price mix.
◦Food sales were up, benefiting from continued strong consumption supported by merchandising activities for bottled Hidden Valley Ranch.
◦Natural Personal Care sales decreased after lapping initial distribution fulfillment of lip care programs.
◦Water Filtration sales increased driven mainly by strong consumption supported by improved supply and strong merchandising activities.
•Segment pretax earnings increased 26%, mainly due to higher net sales primarily behind pricing as well as the benefit of cost savings, partially offset by advertising investments and unfavorable commodity costs.
International (Sales Outside the U.S.)
•Net sales increased 1%, with 21 points of favorable price mix more than offsetting 13 points of unfavorable foreign exchange rates and 7 points of lower volume. Organic sales1 growth was 14%.
•Segment pretax earnings decreased 52% largely behind unfavorable foreign exchange rates, the noncash impairment charge in the VMS business, and higher manufacturing and logistics costs, partially offset by net sales growth primarily behind pricing as well as the benefit of cost savings. Excluding the noncash impairment charge, segment pretax earnings1 decreased 13%.

Fiscal Year 2023 Outlook
The company is updating the following elements of its fiscal year 2023 outlook:
•Net sales are now expected to be between a 1% and 2% increase, compared previously to between a 2% decrease and 1% increase. Organic sales are now expected to be between a 3% and 4% increase, compared previously to between a flat and 3% increase.
•Gross margin is now expected to increase between 250 and 300 basis points, primarily due to the combined benefit of pricing, cost savings and supply chain optimization, more than offsetting continued cost inflation. This compares previously to an increase of about 200 basis points.
•Selling and administrative expenses are now expected to be about 16% of net sales, including about 1.5 points of impact from the company's strategic investments in digital capabilities and productivity enhancements. This compares previously to between 15% and 16% of net sales.
•Effective tax rate is now expected to be about 37%, reflecting the impact from the impairment charge in the VMS business. This compares previously to about 24%. Excluding the impact from the VMS impairment charge, the adjusted effective tax rate is expected to be about 24%.

•Diluted EPS is now expected to be between $0.45 and $0.60, or an 88% to 84% decrease, respectively. This compares previously to between $3.20 and $3.45, or a 14% to 8% decrease, respectively.
•Adjusted EPS is now expected to be between $4.35 and $4.50, or a 6% to 10% increase, respectively. This compares previously to between $4.05 and $4.30, or a 1% decrease to a 5% increase, respectively. To provide greater visibility into the underlying operating performance of the business, adjusted EPS outlook excludes the noncash impairment charge of $2.92 related to the VMS business, the long-term strategic investment in digital capabilities and productivity enhancements, estimated to be about 63 cents, compared previously to approximately 55 cents, as well as the company's streamlined operating model, which is now estimated to be about 35 cents, compared previously to approximately 30 cents. While overall expectations for the streamlined operating model program remain unchanged, with $75 to $100 million in ongoing annual savings and $75 to $100 million in one-time costs over fiscal years 2023 and 2024, the timing of charges has been adjusted as plans continue to be refined. Savings for fiscal year 2023 are now expected to be about $35 million compared previously to approximately $25 million.
The company is confirming the following elements of its fiscal year 2023 outlook:
•Foreign exchange headwinds continue to represent about a 2-point reduction in sales.
•Advertising and sales promotion spending of about 10% of net sales, reflecting the company's ongoing commitment to invest in its brands.

Clorox Earnings Conference Call Schedule
At approximately 4:15 p.m. ET today, Clorox will post prepared management remarks regarding its third-quarter fiscal year 2023 results.
At 5 p.m. ET today, the company will host a live Q&A audio webcast with Chief Executive Officer Linda Rendle and Chief Financial Officer Kevin Jacobsen to discuss the results.
Links to the live (and archived) webcast, press release and prepared remarks can be found at Clorox Quarterly Results.
For More Detailed Financial Information
Visit the company’s Quarterly Results for the following:
•Supplemental unaudited volume and sales growth information
•Supplemental unaudited gross margin drivers information
•Supplemental unaudited cash flow information and free cash flow reconciliation
•Supplemental unaudited reconciliation of earnings before interest and taxes (EBIT) and adjusted EBIT
•Supplemental unaudited reconciliation of adjusted earnings per share and effective tax rate
Note: Percentage and basis-point, or point, changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate.

About The Clorox Company
The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Its trusted brands, which include Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr®, Pine-Sol® and Rainbow Light®, can be found in about nine of 10 U.S. homes and internationally with brands such as Ajudin®, Clorinda®, Chux® and Poett®. Headquartered in Oakland, California, since 1913, Clorox was one of the first U.S. companies to integrate ESG into its business reporting, with commitments in three areas: Healthy Lives, Clean World and Thriving Communities. Visit thecloroxcompany.com to learn more.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of governments, consumers, customers, suppliers, employees and the company, on our business, operations, employees, financial condition and results of operations, and any such forward-looking statements, whether concerning the COVID-19 pandemic or otherwise, involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, as updated from time to time in the company’s Securities and Exchange Commission filings. These factors include, but are not limited to: the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; risks related to supply chain issues, product shortages and disruptions to the business, as a result of increased supply chain dependencies due to an expanded supplier network and a reliance on certain single-source suppliers; the ongoing COVID-19 pandemic and related impacts, including on the availability of, and efficiency of the supply, manufacturing and distribution systems for, the company’s products, including any significant disruption to such systems; on the demand for and sales of the company’s products; and on worldwide, regional and local adverse economic conditions; intense competition in the company’s markets; unfavorable general economic and political conditions beyond our control, including recent supply chain disruptions, labor shortages, wage pressures, rising inflation, the interest rate environment, fuel and energy costs, foreign currency exchange rate fluctuations, weather events or natural disasters, disease outbreaks or pandemics, such as COVID-19, terrorism, and unstable geopolitical conditions, including the conflict in Ukraine; risks related to the company’s use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions, especially at a time when a large number of the company’s employees are working remotely and accessing its technology infrastructure remotely; the ability of the company to implement and generate cost savings and efficiencies, and successfully implement its business strategies, including achieving anticipated results and cost savings from the implementation of the streamlined operating model; dependence on key customers and risks related to customer consolidation and ordering patterns; the company’s ability to attract and retain key personnel, which may continue to be impacted by challenges in the labor market, such as wage inflation and sustained labor shortages; the company’s ability to maintain its business reputation and the reputation of its brands and products; lower revenue, increased costs or reputational harm resulting from government actions and compliance with regulations, or any material costs imposed by changes in regulation; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; risks related to international operations and international trade, including changing macroeconomic conditions as a result of inflation, volatile commodity prices and increases in raw and packaging materials prices, labor, energy and logistics; global economic or political instability; foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls; changes in governmental policies, including trade, travel or immigration restrictions, new or additional tariffs, and price or other controls; labor claims and civil unrest; continued high levels of inflation in Argentina; potential disruption from wars and military conflicts, including the conflict in Ukraine; impact of the

United Kingdom’s exit from the European Union; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies, such as COVID-19; and the possibility of nationalization, expropriation of assets or other government action; the impact of Environmental, Social, and Governance (ESG) issues, including those related to climate change and sustainability on our sales, operating costs or reputation; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; risks relating to acquisitions, new ventures and divestitures, and associated costs, including for asset impairment charges related to, among others, intangible assets, including trademarks and goodwill, in particular the impairment charge related to carrying value of the company's Vitamins, Minerals and Supplements business; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions; the accuracy of the company’s estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; risks related to additional increases in the estimated fair value of The Procter & Gamble Company’s interest in the Glad business; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the company’s ability to effectively utilize, assert and defend its intellectual property rights, and any infringement or claimed infringement by the company of third-party intellectual property rights; the performance of strategic alliances and other business relationships; the effect of the company’s indebtedness and credit rating on its business operations and financial results and the company’s ability to access capital markets and other funding sources, as well as the cost of capital to the company; the company’s ability to pay and declare dividends or repurchase its stock in the future; the impacts of potential stockholder activism; and risks related to any litigation associated with the exclusive forum provision in the company’s bylaws.
The company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information
•This press release contains non-GAAP financial information related to organic sales growth / (decrease), adjusted EPS, adjusted effective tax rate ("adjusted ETR") and segment pretax earnings (loss) increase (decrease) excluding the noncash impairment charge for the third quarter of fiscal year 2023, as well as organic sales growth / (decrease), adjusted EPS and adjusted ETR outlook for fiscal year 2023.
•Clorox defines organic sales growth / (decrease) as GAAP net sales growth / (decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.
•Organic sales growth / (decrease) outlook for fiscal year 2023 excludes the impact of foreign currency exchange rate changes, which the company currently expects to reduce GAAP net sales growth / (decrease) by about 2 percentage points for fiscal year 2023.
•Management believes that the presentation of organic sales growth / (decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company's estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth / (decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Adjusted EPS is defined as diluted earnings per share that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual. The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
•Adjusted ETR is defined as the effective tax rate that excludes or that has otherwise been adjusted for significant items that are nonrecurring or unusual.
•Adjusted EPS and adjusted ETR are supplemental information that management uses to help evaluate the company's historical and prospective financial performance on a consistent basis over time. Management believes that by adjusting for certain items affecting comparability of performance over time, such as asset impairments, charges related to the streamlined operating model, charges related to the digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions and other nonrecurring or unusual items, investors and management are able to gain additional insight into the company's underlying operating performance on a consistent basis over time. However, adjusted EPS and adjusted ETR may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Excluding the noncash impairment charge recorded totaling $433, segment pretax earnings increased 70% for the Health and Wellness segment for the three months ended March 31, 2023, versus the year-ago period, which reflects an exclusion of such impairment charge of 515% from the 445% GAAP pretax earnings decline for the Health and Wellness segment for the three months ended March 31, 2023. Management believes that the presentation of pretax earnings increase of the Health and Wellness segment excluding the impairment charge is useful to investors to assess operating performance on a consistent basis by removing the impact of the impairment charge that management believes does not directly reflect the performance of the Health and Wellness segment's underlying operations.

•Excluding the noncash impairment charge recorded totaling $12, segment pretax earnings decreased 13% for the International segment for the three months ended March 31, 2023, versus the year-ago period, which reflects an exclusion of such impairment charge of 39% from the 52% GAAP pretax earnings decline for the International segment for the three months ended March 31, 2023. Management believes that the presentation of pretax earnings decrease of the International segment excluding the impairment charge is useful to investors to assess operating performance on a consistent basis by removing the impact of the impairment charge that management believes does not directly reflect the performance of the International segment's underlying operations.

•The reconciliation tables below refer to the equivalent GAAP measures adjusted as applicable for the following items:
Vitamins, Minerals and Supplements ("VMS") Impairment
During the third quarter of fiscal year 2023, management made the decision to adjust the operating plans of the Vitamins, Minerals and Supplements (VMS) business, which represents about 3% of total company sales, to improve profitability by narrowing its focus on core brands. Given this decision and the related impacts to the financial projections of this business, which assume more modest sales growth going forward, an impairment assessment was performed. As a result, the company took a noncash impairment charge of $445 million ($362 million after tax) during the third quarter of fiscal year 2023.
The company’s management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company’s underlying operating results and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Digital Capabilities and Productivity Enhancements Investment
As announced in August 2021, the company plans to invest approximately $500 million over a five-year period in transformative technologies and processes. This investment, which began in the first quarter of fiscal year

2022, includes replacement of the company’s enterprise resource planning system and transitioning to a cloud-based platform as well as the implementation of a suite of other digital technologies. Together it is expected that these implementations will generate efficiencies and transform the company’s operations in the areas of supply chain, digital commerce, innovation, brand building and more over the long term.
Of the total $500 million investment, approximately 55% is expected to represent incremental operating costs primarily recorded within selling and administrative expenses to be adjusted from reported EPS for purposes of disclosing adjusted EPS over the course of the next five years. About 70% of these incremental operating costs are expected to be related to the implementation of the ERP, with the remaining costs primarily related to the implementation of complementary technologies.
Due to the nature, scope and magnitude of this investment, these costs are considered by management to represent incremental transformational costs above the historical normal level of spending for information technology to support operations. Since these strategic investments, including incremental operating costs, will cease at the end of the investment period, are not expected to recur in the foreseeable future and are not considered representative of the company’s underlying operating performance, the company’s management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period-over-period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Streamlined Operating Model
As announced in August 2022, Clorox began to implement a streamlined operating model in the first quarter of fiscal year 2023. The streamlined operating model is expected to enhance the company’s ability to respond more quickly to changing consumer behaviors, innovate faster, and increase future cash flow as a result of cost savings that will be generated primarily in the areas of selling and administration, supply chain, marketing, and research and development. Once fully implemented, the company expects cost savings of approximately $75 million to $100 million annually, with benefits of approximately $35 million anticipated in fiscal year 2023.

This fiscal year, the company began recognizing costs related to implementation of this model to meet its objectives of driving growth and productivity. The company anticipates that the implementation of this new model will be completed in fiscal year 2024, with different phases occurring throughout the implementation period. As a result, the company expects to incur costs of approximately $75 million to $100 million over fiscal years 2023 and 2024 related to this initiative. Of this total amount, the higher-end of the range of approximately $40 million to $60 million, or an estimated EPS impact of $0.35, will be recognized in fiscal year 2023, primarily within other income and expense. Over the course of the implementation, related costs are primarily expected to include employee-related costs to reduce certain staffing levels, such as severance payments, as well as for consulting and other costs. Due to the nonrecurring and unusual nature of these costs, the company’s management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company’s operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.

The following tables provide reconciliations of organic sales growth / (decrease) (non-GAAP) to net sales growth / (decrease), the most comparable GAAP measure:

	Three Months Ended March 31, 2023
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	7%	2%	15%	1%	6%
Add: Foreign Exchange	—	—	—	13	2
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	7%	2%	15%	14%	8%

	Nine Months Ended March 31, 2023
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	—%	2%	5%	(1)%	1%
Add: Foreign Exchange	—	—	—	11	2
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	—%	2%	5%	10%	3%

The following tables provide reconciliations of adjusted diluted earnings per share (non-GAAP) to diluted earnings per share, the most comparable GAAP measure:

Adjusted Diluted Earnings (Losses) Per Share (EPS)
(Dollars in millions except per share data)

	Diluted Earnings (Losses) Per Share			Effective Tax Rate
	Three Months Ended March 31			Three Months Ended March 31
	2023	2022	% Change	2023	2022

As reported (GAAP)	$(1.71)	$1.21	(241)%	14.7%	23.9%
VMS impairment (1)(2)	2.92	—		9.1%	—
Streamlined operating model (3)	0.13	—		—	—
Digital capabilities and productivity enhancements investment (4)	0.17	0.10		—	—
As adjusted (Non-GAAP)	$1.51	$1.31	15%	23.8%	23.9%

	Diluted Earnings (Losses) Per Share			Effective Tax Rate
	Nine Months Ended March 31			Nine Months Ended March 31
	2023	2022	% Change	2023	2022

As reported (GAAP)	$(0.22)	$2.91	(108)%	1,813.5%	23.3%
VMS impairment (1)(2)	2.92	—		(1,790.2)%	—
Streamlined operating model (3)	0.27	—		—	—
Digital capabilities and productivity enhancements investment (4)	0.45	0.26		0.1%	0.1%
As adjusted (Non-GAAP)	$3.42	$3.17	8%	23.4%	23.4%

(1) During the quarter ended March 31, 2023, a noncash impairment charge for goodwill and trademarks was recorded for $445 ($362 after tax) related to the VMS business.

(2) Includes the dilution impact of the difference between the diluted weighted-average shares used in calculating the diluted (losses) per share, as reported to the diluted weighted-average shares used in calculating the non-GAAP diluted earnings per share, as adjusted (124,183 shares and 124,027 shares, respectively).

(3) During the three and nine months ended March 31, 2023, the company incurred approximately $21 ($17 after tax) and $44 ($34 after tax), respectively, of restructuring and related costs, net related to implementation of the streamlined operating model.

(4) During the three and nine months ended March 31, 2023, the company incurred approximately $28 ($20 after tax) and $73 ($55 after tax), respectively, and during the three and nine months ended March 31, 2022 the company incurred approximately $15 ($11 after tax) and $42 ($32 after tax), respectively, of operating expenses related to its digital capabilities and productivity enhancements investment. The expenses relate to the following:

	Three Months Ended March 31
	2023	2022
External consulting fees (a)	$23	$10
IT project personnel costs (b)	1	3
Other (c)	4	2
Total	$28	$15

	Nine Months Ended March 31
	2023	2022
External consulting fees (a)	$58	$29
IT project personnel costs (b)	4	9
Other (c)	11	4
Total	$73	$42

(a) Comprised of third-party consulting fees incurred to assist in the project management and the preliminary project stage of this transformative investment. The company relies on consultants for certain capabilities required for these programs that the company does not maintain internally. These costs support the implementation of these programs incremental to the company's normal IT costs and will not be incurred following implementation.

(b) Comprised of labor costs associated with internal IT project management teams that are utilized to oversee the new system implementations. Given the magnitude and transformative nature of the implementations planned, the necessary project management costs are incremental to the historical levels of spend and will no longer be incurred subsequent to implementation. As a result of this long-term strategic investment, the company considers these costs not reflective of the ongoing costs to operate its business.

(c) Comprised of various other expenses associated with the company’s new system implementations, including company personnel dedicated to the project that have been backfilled with either permanent or temporary resources in positions that are considered part of normal operating expenses.

	Full Year 2023 Outlook (Estimated Range)
	Diluted Earnings Per Share		Effective Tax Rate
	Low	High	Midpoint
As estimated (GAAP)	$0.45	$0.60	37%
VMS impairment	2.92	2.92	(13)%
Streamlined operating model (5)	0.35	0.35	—%
Digital capabilities and productivity enhancements investment (6)	0.63	0.63	—%
As adjusted (Non-GAAP)	$4.35	$4.50	24%

(5) In FY23, the company expects to incur approximately $40-$60 ($30-$46 after tax) of restructuring and related implementation costs, net related to implementation of the streamlined operating model.
(6) In FY23, the company expects to incur approximately $95-$105 ($72-$80 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.

Clorox Media Contact:
corporate.communications@clorox.com

Clorox Investor Relations Contact:
investorrelations@clorox.com

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share data
	Three Months Ended		Nine Months Ended
	03/31/2023	03/31/2022	3/31/2023	3/31/2022
Net sales	$1,915	$1,809	$5,370	$5,306
Cost of products sold	1,115	1,160	3,324	3,429
Gross profit	800	649	2,046	1,877
Selling and administrative expenses	311	233	854	710
Advertising costs	206	153	523	502
Research and development costs	35	31	100	98
Goodwill, trademark and other intangible asset impairments	445	—	445	—
Interest expense	24	21	69	69
Other (income) expense, net	24	11	54	20
Earnings (losses) before income taxes	(245)	200	1	478
Income tax expense (benefit)	(36)	48	21	111
Net earnings (losses)	(209)	152	(20)	367
Less: Net earnings attributable to noncontrolling interests	2	2	7	6
Net earnings (losses) attributable to Clorox	$(211)	$150	$(27)	$361

Net earnings (losses) per share attributable to Clorox
Basic net earnings (losses) per share	$(1.71)	$1.22	$(0.22)	$2.93
Diluted net earnings (losses) per share	$(1.71)	$1.21	$(0.22)	$2.91

Weighted average shares outstanding (in thousands)
Basic	123,649	123,177	123,512	123,074
Diluted	123,649	123,877	123,512	123,943

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Earnings (Losses) before income taxes
	Three Months Ended			Three Months Ended
	3/31/2023	3/31/2022	% Change(1)	3/31/2023	3/31/2022	% Change(1)
Health and Wellness (2)	$707	$662	7%	$(290)	$84	(445)%
Household	550	539	2%	99	92	8%
Lifestyle	353	306	15%	83	66	26%
International (3)	305	302	1%	15	31	(52)%
Corporate (4)	—	—	—	(152)	(73)	108%
Total	$1,915	$1,809	6%	$(245)	$200	(223)%

	Net sales			Earnings (Losses) before income taxes
	Nine Months Ended			Nine Months Ended
	3/31/2023	3/31/2022	% Change(1)	3/31/2023	3/31/2022	% Change(1)
Health and Wellness (2)	$2,054	$2,055	—%	$(72)	$245	(129)%
Household	1,435	1,404	2%	165	138	20%
Lifestyle	1,005	961	5%	217	239	(9)%
International (3)	876	886	(1)%	62	80	(23)%
Corporate (4)	—	—	—	(371)	(224)	66%
Total	$5,370	$5,306	1%	$1	$478	(100)%

(1) Percentages based on rounded numbers.
(2) The earnings (losses) before income taxes for the Health and Wellness segment includes a $433 noncash impairment charge related to the VMS business for the three and nine months ended March 31, 2023.

(3) The earnings (losses) before income taxes for the International segment includes a $12 noncash impairment charge related to the VMS business for the three and nine months ended March 31, 2023.
(4) The losses before income taxes for the Corporate segment includes restructuring and related costs, net related to implementation of the streamlined operating model of $21 and $44 for the three and nine months ended March 31, 2023, respectively.

Condensed Consolidated Balance Sheets
Dollars in millions
	3/31/2023	6/30/2022	3/31/2022
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$242	$183	$241
Receivables, net	678	681	660
Inventories, net	735	755	803
Prepaid expenses and other current assets	90	106	165
Total current assets	1,745	1,725	1,869
Property, plant and equipment, net	1,315	1,334	1,312
Operating lease right-of-use assets	359	342	311
Goodwill	1,250	1,558	1,572
Trademarks, net	546	687	690
Other intangible assets, net	176	197	204
Other assets	427	315	364
Total assets	$5,818	$6,158	$6,322

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$138	$237	$395
Current maturities of long-term debt	—	—	600
Current operating lease liabilities	88	78	73
Accounts payable and accrued liabilities	1,722	1,469	1,575
Income Taxes Payable	48	—	—
Total current liabilities	1,996	1,784	2,643
Long-term debt	2,476	2,474	1,887
Long-term operating lease liabilities	323	314	288
Other liabilities	824	791	843
Deferred income taxes	27	66	85
Total liabilities	5,646	5,429	5,746

Stockholders’ equity
Preferred stock	—	—	—
Common stock	131	131	131
Additional paid-in capital	1,232	1,202	1,195
Retained earnings	415	1,048	951
Treasury stock	(1,277)	(1,346)	(1,358)
Accumulated other comprehensive net (loss) income	(498)	(479)	(519)
Total Clorox stockholders’ equity	3	556	400
Noncontrolling interests	169	173	176
Total stockholders’ equity	172	729	576
Total liabilities and stockholders’ equity	$5,818	$6,158	$6,322